BINDING TERMS SHEET

PRIVATE AND CONFIDENTIAL

This binding terms sheet (Terms Sheet) sets out the terms and conditions upon which Burey Gold Limited (Burey), Panex Resources Inc and its subsidiary, Everton Resources (BVI) Ltd (together Panex)and the shareholders of Amani Consulting sprl (Amani Vendors) come to a binding agreement for the acquisition of 85% of the issued shares in Amani Consulting sprl (Amani) by Burey.

This Terms Sheet supersedes any and all previous correspondence, agreements or understandings between the parties in relation to the transaction the subject of this Terms Sheet.

1.	Recitals

(a)

Amani has entered into an agreement (“Association Agreement) dated on or around 3 January 2012 with Societe Miniere De Kilo Moto (“Sokimo”) to form a joint venture.  The joint venture is in the form of an incorporated entity, Giro Goldfields Exploration sprl (“Giro”).  Amani and Sokimo hold 65% and 35% of the shares in Giro respectively. Giro is the registered and beneficial holder of two mineral exploitation permits, PE 5046 & PE 5049 (Giro Project), covering 610sqkm in North East Democratic Republic of Congo (“DRC”).

(b)

Panex has entered into an agreement (“Share Purchase Agreement”) dated on or around 7 December 2013 to acquire 85% of the issued shares in Amani (Sale Shares) from the Amani Vendors.  The Share Purchase Agreement has not settled as at the date of this Terms Sheet and Panex is not the holder of the Sale Shares

(c)

Since the execution of the Share Purchase Agreement, Panex has been providing loans to Amani (Panex Loans) for the purposes of funding exploration expenditure at the Giro Project.

(d)

On or around 21 March 2014, Panex received loan funds of US$300,000 from Cong Dong Hui (“March 2014 Loan”) which funds were then on-lent by Panex to Amani for the purposes of funding exploration expenditure for the Giro Project.

2.	The Transaction

Under the terms and conditions expressed in this Terms Sheet:

(a) Panex agrees to assign all its rights under the Share Purchase Agreement to Burey and Amani and the Amani Vendors consent to the assignment;

(b) Panex agrees to assign the Panex Loans to Burey. Amani consents to that assignment and expressly acknowledges that upon completion of the transaction the subject of the Terms Sheet, it shall be liable to Burey for the amounts advanced under the Panex Loans;

(c) Panex agrees to assign to Burey any loans that it has provided directly to Giro.

(d) Burey agrees to assume the March 2014 Loan from Panex and Panex warrants that it has received consent from Cong Dong Hui for the March 2014 Loan to be assumed by Burey.

(e) Amani Vendors agree to the sale of Sale Shares to Burey.

3.	Consideration for the Transaction

As consideration for the transaction referred to in (2) above, Burey will issue shares (Burey Shares) in its capital as follows:

a)

to Panex (or its nominee) 55,705,232 Burey Shares; and

b)

to Amani Vendors (or their nominees) 62,367,769 Burey Shares.

In addition, Burey will issue to the Amani Vendors (or their nominees) 47,500,000 options to acquire Burey Shares at an exercise price of Aud$0.05 with an expiry date of 31 December 2016.  Exercise of these options shall be subject to the following conditions precedent:

i.

the date by which a feasibility study must be completed under the terms of the Association Agreement shall be extended from January 2016 to January 2018;

ii.

Clause 9.2 of the Association Agreement shall be deleted so that Giro’s royalty payment obligations upon commencement of a commercial mining operation shall only be to the DRC Government and not to Sokimo; and

iii.

Provisions in the Association Agreement (including but not limited to clauses 10.9 & 10.10) which have the effect of restricting Amani to only one commercial mining operation within the Giro Project area and which give Sokimo the right to invite other parties to develop and exploit other mining operations within the Giro Project area without compensation to Amani, shall be removed without qualification.

4.	Further Consideration

(a)

Under the Share Purchase Agreement Panex has an obligation to pay an amount of US$300,000 to the Amani Vendors.  Subject to completion of the transaction the subject of this Terms Sheet, Burey will assume that obligation and will remit US$300,000 to the Amani Vendors within 7 business days after settlement of the transaction. The Amani Vendors may elect to have this amount settled by issue of Burey Shares at a price equivalent to the issue price at which Burey may conduct a capital raising following the execution of this Terms Sheet.

(b)

Under the Share Purchase Agreement Panex has an obligation to pay an amount of US$5,350,000 (Discovery Consideration) to the Amani Vendors upon discovery of at least three million ounces (3Moz) of measured and indicated resources of gold at a grade of at least two and a half grams per tonne (2.5g/t)on the Giro Project (Hurdle Resource).  Subject to completion of the transaction the subject of this Terms Sheet, Burey will assume that obligation.

Burey’s obligation to pay the Discovery Consideration is contingent upon an independent competent person certifying the Hurdle Resource under the requirements of the JORC Code.  Further, the Discovery Consideration shall only fall due for payment upon draw-down of development funds for a commercial mining operation at the Giro Project. At the time, the Discovery Consideration falls due for payment, Burey at its sole discretion may make an election to settle 50% of the Discovery Consideration by an issue of Burey Shares at the then market value of Burey Shares (by reference to the 20 trading day volume weighted average price of Burey Shares trading on the ASX).

Burey’s obligation to pay the Discovery Consideration is also contingent on it continuing to retain a majority interest in Amani.  Burey undertakes that if it disposes a majority interest in Amani prior to discovery of the Hurdle Resource at the Giro Project, the sale terms will include a covenant by the purchaser to assume Burey’s obligation to pay the Discovery Consideration upon discovery of the Hurdle Resource.  In the absence of such a covenant, Burey will be liable to settle the Discovery Consideration from the proceeds of sale of its Amani investment.

5.	Conditions Precedent

Completion of the transaction contemplated by this Terms Sheet is subject to and conditional upon the satisfaction of the following conditions precedent:

(a)

Burey completing its own due diligence investigations in relation to the Giro Project and being satisfied with the outcome of its due diligence enquiries within 60 days of execution of this Terms Sheet;

(b)

Burey obtaining shareholder approval, within 60 days of execution of this Terms Sheet, as required under ASX Listing Rules; and

(c)

Receipt of such regulatory approvals as may be required under DRC laws, including from Sokimo if required.

6.	Giro Project Funding

Following the execution of this Terms Sheet and prior to the completion of the transaction, Burey will provide loan funds to Amani for the purposes of exploration at the Giro Project.  In the event that the transaction does not complete, Panex will refund the loan funds to Burey within 4 months of execution of this Terms Sheet.

7.	Obligations prior to completion & maintaining Status Quo

Other than as contemplated in this Terms Sheet, or with the prior written approval of Burey, Amani, the Amani Vendors and Panex agree that, until the earlier of termination of this Terms Sheet and settlement of the transaction, they shall conduct systematic exploration activity on the Giro Project and shall not make any material decisions in relation to any matters which relate to the Giro Project including the corporate structures of Amani and Giro.

8.	Warranties and Representations	The parties give the warranties and make the representations in Appendix A, which forms part of this Terms Sheet.
9.	Legally Binding & Formal Agreement

The parties agree that this Terms Sheet is legally binding on the parties.

Notwithstanding the fact that this Terms Sheet is legally binding on the parties, the parties agree that they shall enter into formal share sale and shareholders agreements if considered necessary by any of the parties. The formal agreements shall be consistent with the terms of this Terms Sheet and shall contain representations and warranties usual for agreements of their kind.

The parties agree to bear their own costs in relation to the preparation of such agreements.

10.	Confidentiality

This Terms Sheet and any other information disclosed by the parties to each other (Confidential Information) is confidential and each party shall ensure that the Confidential Information remains confidential, except that the parties may make disclosure to their relevant advisors or as otherwise required by law (including ASX rules).

11.	Further Assurance

Each party shall sign and execute and do all deeds, acts, documents and things as may reasonably be required by the other party to effectively carry out and give effect to the terms and intentions of this Terms Sheet.

12.	Governing Law

The agreement constituted by this Terms Sheet shall be governed by and construed in accordance with the law from time to time in the Democratic Republic of Congo.  The parties agree to submit to the non-exclusive jurisdiction of the Courts of Democratic Republic of Congo.

13.	Assignment	Neither party may assign or encumber any of its rights or obligations under this Terms Sheet without the consent of the other party.
14.	Costs	Each party shall bear their own legal costs of and incidental to the preparation, negotiation and execution of this Terms Sheet.
15.	Severance

If any provision of this Terms Sheet is invalid and not enforceable in accordance with its terms, all other provisions which are self-sustaining and capable of separate enforcement without regard to the invalid provision, shall be and continue to be valid and forceful in accordance with their terms.

16.	Counterparts

This Terms Sheet may be executed in any number of counterparts, each of which when executed and delivered to the other party shall constitute an original, but all counterparts together shall constitute one and the same agreement.

17.	Good Faith

In progressing the matters envisaged by this Term Sheet and in advancing the parties benefits and obligations contained in this Term Sheet the parties agree at all times to use their best endeavours and act in good faith.

EXECUTED by the parties as an agreement.

DATED:

EXECUTED by Panex Resources Inc in accordance with its constituent documents :	) ) ) )
/s/ Mark Gasson

Signature of director		Signature of director/company secretary
Mark Gasson
Name of director		Name of director/company secretary
EXECUTED by Everton Resources (BVI) Ltd in accordance with its constituent documents :	) ) ) )
/s/ Klaus Eckhof		/s/ Ross Doyle

Signature of director		Signature of director/company secretary
Klaus Eckhof		Ross Doyle
Name of director		Name of director/company secretary
EXECUTED by Amani Consulting sprl in accordance with its constituent documents :	) ) ) )
/s/ Cong Mao Huai

Signature of director		Signature of director/company secretary*
Cong Mao Huai
Name of director		Name of director/company secretary*

EXECUTED by the Amani Vendors

  /s/ Cong Mao Huai

  /s/ signed

Cong Mao Huai

Witness Name:

119 Boulevard Tshatshi

Kinshasa Gombe

Democratic Republic of Congo

  /s/ Mbaya Bamwanya Didier

  /s/ signed

Mbaya Bamwanya Didier

Witness Name:

47, 2nd Avenue

Talboton, Johannesburg

South Africa 2192

  /s/ Bellarmin Mwanza Nshimba

  /s/ signed

Bellarmin Mwanza Nshimba

Witness Name:

47, 2nd Avenue

Talboton, Johannesburg

South Africa 2192

EXECUTED by BUREY GOLD LIMITED ACN 113 507 203 in accordance with section 127 of the Corporations Act 2001 (Cth):	) ) ) )
/s/ Ron Gajewski		/s/ Susmit Shah

Signature of director		Signature of director/company secretary
Ron Gajewski		Susmit Shah
Name of director		Name of director/company secretary

APPENDIX A

WARRANTIES AND REPRESENTATIONS

Amani and Amani Vendors Representations and Warranties

Amani and the Amani Vendors jointly and severally represent and warrant to Burey (which representations and warranties shall survive termination of this Terms Sheet) that:

(a) the shareholders of Amani have full right, power and authority to sell, assign and transfer the Sale Shares to Burey and such assignment conveys to Burey lawful, valid and unencumbered beneficial title to the Sale Shares;

(b) the shareholder of Amani holds the absolute beneficial interest to the Sale Shares and no other person has any rights of any nature in respect of the Sale Shares;

(c) Amani is free from all mortgages, charges, liens and other encumbrances of whatsoever nature;

(d) Amani and the Amani Vendors have not committed an act of bankruptcy or attempted to make any composition or arrangement with its creditors or taken advantage of any legislation for the time being in force for insolvent debtors;

(e) there is no litigation or proceeding of any nature concerning Amani, pending or threatened against Amani or any other person which may defeat, impair, detrimentally affect or reduce the right, title and interest of Amani in Giro, including any plaint seeking forfeiture of the Giro Project;

(f) the exploitation permits (EPs) comprising the Giro Project are duly granted and recorded in accordance with all relevant mining legislation;

(g) the EPs are in full force and effect and in good standing and not liable to cancellation or forfeiture for any reasons and Amani and Giro are not in breach or contravention of any of the terms and conditions upon which the EPs were granted or of any other rule, regulation or provision of any applicable mining legislation or any other statute concerning, affecting or relating to the EPs;

(h) there are no other agreements or dealings in respect of the Sale Shares that had either been lodged at a relevant Governmental department but remained unregistered or had not been lodged at the relevant Governmental department;

(i) there is not in existence any current compensation agreement with the owner or occupier of any land which is subject to the EPs;

(j) there are no environmental liabilities relating to or affecting the EPs, nor are there any circumstances relating to the EPs which may reasonably be expected to give rise to future environmental liabilities;

(k) all mining information in relation to the EPs is complete and accurate in all material respects;

(l) the EPs have been granted in respect of all of the ground described in Exploitation Licence; and

(m) all documentation, prior binding contracts, constitutions, incorporation documents, agreements and any other signed documents have been provided to Burey, comprising the commitments of Amani towards Sokimo, and the commitments and obligations of Giro towards Sokimo, the DRC Treasury and third parties.

Amani, Amani Vendors and Panex Representations and Warranties in relation to the Association Agreement

Amani,  Amani Vendors and Panex jointly and severally represent and warrant to Burey (which representations and warranties shall survive termination of this Terms Sheet) that the following matters the subject of the Association Agreement have been amended or clarity provided as described below AND that these amendments and clarifications are the subject of properly executed documentation:

(a)

Clause 9.1 - The outstanding “goodwill” amounts payable by Amani are US$2.5M to the DRC Government and US$0.7M to Sokimo.  These amounts fall due for payment in the context of completion of feasibility studies on the Giro Project.

(b)

Clause 10.1 - The deadline for completion of a Feasibility Study by 3 January 2014 has now been extended to 3 January 2016.

Panex Representations and Warranties

Panex represents and warrants that since entering into the Share Purchase Agreement it has not become aware of any matter that would render invalid any of the representations made and warranties given by Amani and the Amani Vendors above.

Indemnity by Amani, the Amani Vendors and Panex

Amani, the Amani Vendors and Panex shall indemnify and keep indemnified Burey from and against and in respect of:

(a) any claims, demands, actions, losses, costs, expenses, proceedings or liabilities of whatsoever nature suffered or incurred by Burey as a result of any acts or omissions of Amani,  the Amani Vendors and Panex in connection with or relating in any way prior to or on the date of this Terms Sheet; and

(b) all loss, damage and costs suffered by Burey arising in consequence of any of the representations or warranties set out herein being false, misleading or incorrect.